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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported
[  ] Form 4 Transactions Reported
================================================================================
1. Name and Address of Reporting Person*

   McGILL, JR.          JOHN                       F.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   9419 MEADOWBROOK AVENUE
--------------------------------------------------------------------------------
                                    (Street)

   PHILADELPHIA           PA                    19118
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   THISTLE GROUP HOLDINGS, CO. "THTL"

================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

   --
================================================================================
4. Statement for Month/Year

   JANUARY 2003
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

   ___________________________
================================================================================
7.  Individual or Joint/Group Reporting
    (Check Applicable line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                     2A.            3.           Disposed of (D)                 Beneficially   Form:     7.
                                     Deemed         Transaction  (Instr. 3, 4 and 5)             Owned at end   Direct    Nature of
                        2.           Execution      Code         ------------------------------- of Issuer's    (D) or    Indirect
1.                      Transaction  Date           (Instr. 8)                   (A)             Fiscal Year    Indirect  Beneficial
Title of Security       Date         if any                          Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)              (mm/dd/yy)   (mm/dd/yy)                                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
COMMON                                                                                           207,702        D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  14,989        I          ESOP
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     500        I          DAUGHTER
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  34,366        I          RSP TRUST

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained                   (Over)
in this form are not required to respond unless the form displays       SEC 2270 (9-02)
a currently valid OMB control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
             2.                                                                                           Deriv-    of
             Conver-                           5.                              7.                         ative     Deriv-   11.
             sion                              Number of                       Title and Amount           Secur-    ative    Nature
             or               3A.              Derivative    6.                of Underlying     8.       ities     Secur-   of
             Exer-            Deemed  4.       Securities    Date              Securities        Price    Bene-     ity:     In-
             cise     3.      Exe-    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price    Trans-  cution  action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.           of       action  Date    Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of     Deriv-   Date    if any  (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative   ative    (Month/ Month/  8)       4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security     Secur-   Day/    Day/             ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)   Year)             (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
OPTIONS -                                                *     7/21/99   7/21/09   COMMON             8.9375  171,575     D
RIGHT TO BUY
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
OPTIONS -      11.71    12/31/02                   A    **    12/31/02  12/31/12   COMMON   15,000   11.71     15,000     D
RIGHT TO BUY
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

*    ALL VESTED IMMEDIATELY.
**   1/3 VEST IMMEDIATELY, 1/3 AT 12/31/03, 1/3 AT 12/31/04.



/s/ JOHN F. McGILL, JR.                                      JANUARY 14, 2003
-----------------------------------------------            ---------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                     Page 2                      SEC 2270 (9-02)